Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2019 RESULTS

Second Quarter Results

•	Total revenue of $39.8 million, an 8% year-over-year decrease
•	U.S. revenue of $26.7 million, a 3% year-over-year decrease; U.S. product revenues of $21.1 million, a 29% year-over-year increase
•	Net loss of $(22.3) million and adjusted net loss of $(5.2) million
•	Loss per diluted share of $(0.48) and adjusted loss per diluted share of $(0.11)
•	Adjusted EBITDA of $(1.0) million and a (3%) Adjusted EBITDA margin
•	Total liquidity of $71.2 million; $12.2 million in cash on hand and $59.0 million of potential revolver availability

HOUSTON, August 5, 2019 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter ended June 30, 2019.

Financial Review

Revenues were $39.8 million for the quarter ended June 30, 2019, which was a decrease of  8% compared to the second quarter of 2018. The decrease was primarily attributable to lower volumes of fracturing systems product sales and services in the U.S. and Canada, and lower tracer diagnostics revenue in the United States. The decrease was partially offset by increased sales of our well construction and Repeat Precision, LLC (“Repeat Precision”) products.  Total revenues decreased by 25% as compared to the first quarter of 2019 with decreases of 54% in Canada and 39% outside of North America partially offset by an increase of 6% in the United States.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $16.7 million, or 42% of total revenues, in the second quarter of 2019,  a  decrease compared to $23.5 million, or 54% of total revenues, in the second quarter of 2018. Cost of sales was a higher percentage of revenues due to reduced fixed cost utilization related to lower sales volumes for fracturing systems product sales and services, especially in the U.S. and Canada, higher-than-anticipated use of third-party machining capacity, reductions in the pricing of our products and services, and higher cost of sales in tracer diagnostics, related to field service staffing levels and increased chemical costs associated with tariffs imposed on certain imports from China in September 2018. These increases were partially offset by increased sales of well construction and Repeat Precision products, which enabled better utilization of fixed costs.

Selling, general and administrative (“SG&A”) expenses increased in the second quarter as compared to the prior year due to increases in personnel, higher professional services expenses, including litigation expenses and support for our new enterprise resource planning system, higher share-based compensation expense and an increase in bad debt expense, partially offset by a reduction in accrued bonus expense and other professional services.

During the second quarter of 2019, we performed an impairment test for goodwill and determined that the carrying value of one of our reporting units exceeded its fair value. We recorded an impairment charge of $7.9 million for our tracer diagnostic services reporting unit as a result of a further deterioration in customer activity levels in North America. This resulted in lower demand for oilfield services driving a decrease in our market share and increased customer and competitor-driven pricing pressures in addition to a decline in the quoted price of our common stock. Following the impairment, our tracer diagnostic services reporting unit has no remaining goodwill balance. There was no indication an impairment may have occurred in any other reporting unit.

Net loss was $(22.3) million, or $(0.48) per diluted share, for the quarter ended June 30, 2019, which included a net impact of $8.2 million (after tax effect of $17.1 million, or  $0.37 per diluted share) related to an impairment charge and realized and unrealized foreign currency gains and losses. The income tax adjustment was significantly affected by the income tax valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment. Adjusted net loss,  which excludes these items, was $(5.2) million, or $(0.11) per diluted share, for the quarter ended June 30, 2019. This compares to a net loss of $(4.1) million, or $(0.09) per diluted share, in the second quarter of 2018, which included a net expense of $0.1 million  ($0.1 million after tax, or $0.00 per diluted share) related to the change in fair value of contingent consideration and realized and unrealized foreign currency gains and losses. Adjusted net loss, which excludes these items, was  $(4.0) million, or $(0.09) per diluted share, for the quarter ended June 30, 2018.

Adjusted EBITDA was $(1.0) million for the quarter ended June 30, 2019,  a decrease of $(6.4) million as compared to the second quarter of 2018.  Adjusted EBITDA margin for the quarter was (3%), as compared to 12% for the second quarter of 2018.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $1.3 million, net, for the second quarter of 2019 and $4.1 million, net, for the six months ended June 30, 2019.

As of June 30, 2019, the Company had $12.2 million in cash, total potential availability under its revolving credit facility of $59.0 million and $19.5 million in total debt. During the second quarter, the Company reduced its total debt by $6.5 million, including a $4.0 million reduction in its revolving credit facility balance.

Cost Reduction Initiatives

The Company is implementing cost reduction initiatives in response to continuing decreases in current and expected customer activity levels in North America. In July 2019, we reduced our employee workforce by approximately six percent. In connection with the workforce reduction, we expect to incur one-time severance costs between $0.6 million to $0.7 million, which will be reflected in our consolidated statements of operations under SG&A in the third quarter.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper, commented, “We continue to face a challenging market environment in our primary operating areas in the U.S. and Canada. We were able to deliver total revenue in the quarter that met the high end of the $35 - $40 million range that we guided for this quarter on our last earnings call, primarily due to continued market share gains in Canada and strong performance in our Repeat Precision joint venture.

We experienced meaningful pressure on our gross margin during the quarter, reflecting continued customer and competitor driven pricing pressure, the underutilization of fixed field service personnel and other costs during a seasonally slower quarter, higher-than-anticipated use of third-party machining capacity, and expenses incurred in advance of specific customer opportunities that we expect to contribute to revenue in the second half of the year. In addition, our SG&A costs in the second quarter were approximately in line with the first quarter, but higher than the second quarter of 2018.

We continue to expect that capital spending, drilling and completions activity for our U.S. customers will be lower than last year, and that activity will continue to decline from current levels in the second half of the year. Customer activity in Canada continues to be materially lower on a year-over year basis, with the average rig count lower by 32% on a year-to-date basis through the end of July. We believe that operating activity in Canada is likely to remain significantly below historical averages until additional oil and natural gas pipeline capacity is placed into service.

In response to these challenging market conditions, which we expect to persist into the foreseeable future, we are implementing cost reduction initiatives, and in July reduced our headcount by approximately 6% and implemented salary reductions for certain executives.  We believe that these actions will result in an immediate pre-tax annualized cost reduction of approximately $5.0 million, which will primarily be reflected in SG&A. We will continue to evaluate other opportunities to further reduce our spending, which we expect to implement in the coming quarters. As part of the reduction in workforce, we have also made changes to our reporting structure, which we believe will position us to be more responsive to changes in the market environment and accelerate new product development.

I’m very proud of my co-workers at NCS who continue to deliver exemplary operational performance and customer service and who contributed to our highlights during the quarter, including:

•	Our seventh straight quarter of sequential revenue growth in product sales in the U.S.;
•

Strong performance at Repeat Precision, including further market penetration of our Purple Seal Express integrated frac plug and setting tool system and initial sales of our RP 10 and RP 20 single-use, disposable setting tools;

•	Additional market share gains in Canada, evidenced by our revenue performance with a year-over-year revenue decline of 17%, outperforming a comparable rig count decline of 24%; and
•	Zero recordable incidents through the first half of 2019, highlighting our commitment to safety.

We are executing on the key components of our strategy, which includes leveraging the full suite of our product and service offering across our geographic markets, commercializing new technologies that help our customers save money and operate more efficiently and making disciplined investments that will enable us to leverage our capital-light business model to generate free cash flow, enhance our balance sheet and improve financial returns.

At the same time, we are focused on controlling the items that we can manage, including the cost reduction initiatives and our capital spending, which we now expect to be between $7.0 to $10.0 million in 2019, the midpoint of which is $2.5 million below the range we guided to at the beginning of the year and approximately 45% below our capital spending in 2018.

We are focused on providing our customers with the products and services that will enable them to succeed, which will in turn allow us to generate value for our shareholders. Taking actions like those we did in July are never easy, and I want to thank all of my co-workers at NCS and Repeat Precision – in my view the best team in our industry – for their incredible efforts and support of our strategy.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its second quarter 2019 results on Tuesday,  August 6, 2019 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 8896511. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 8896511. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, and the North Sea.  NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:  declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to accurately predict customer demand; impairment in the carrying value of long-lived assets and goodwill; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; losses and liabilities from uninsured or underinsured business activities; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; complications with the design and implementation of our new enterprise resource planning system; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
Product sales	$29,945	$27,773	$67,177	$77,881
Services	9,823	15,625	25,441	36,203
Total revenues	39,768	43,398	92,618	114,084
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	16,490	12,622	33,236	37,325
Cost of services, exclusive of depreciation and amortization expense shown below	6,591	7,290	16,608	16,179
Total cost of sales, exclusive of depreciation and amortization expense shown below	23,081	19,912	49,844	53,504
Selling, general and administrative expenses	22,893	22,125	45,919	43,152
Depreciation	1,495	1,156	2,921	2,255
Amortization	1,137	3,283	2,298	6,604
Change in fair value of contingent consideration	—	213	37	(1,140)
Impairment	7,919	—	7,919	—
(Loss) income from operations	(16,757)	(3,291)	(16,320)	9,709
Other income (expense)
Interest expense, net	(556)	(608)	(1,073)	(1,065)
Other income (expense), net	17	(44)	90	40
Foreign currency exchange (loss) gain	(250)	106	(547)	289
Total other expense	(789)	(546)	(1,530)	(736)
(Loss) income before income tax	(17,546)	(3,837)	(17,850)	8,973
Income tax expense (benefit)	2,022	(1,019)	11,596	(74)
Net (loss) income	(19,568)	(2,818)	(29,446)	9,047
Net income attributable to non-controlling interest	2,733	1,235	4,821	2,122
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(22,301)	$(4,053)	$(34,267)	$6,925
(Loss) earnings per common share
Basic (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.48)	$(0.09)	$(0.74)	$0.15
Diluted (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.48)	$(0.09)	$(0.74)	$0.15
Weighted average common shares outstanding
Basic	46,766	44,778	46,380	44,517
Diluted	46,766	44,778	46,380	47,186

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$12,175	$25,131
Accounts receivable—trade, net of allowances of $709 and $311 at 2019 and 2018, respectively	42,366	49,984
Inventories	37,964	32,753
Prepaid expenses and other current assets	2,274	2,037
Other current receivables	3,379	4,685
Total current assets	98,158	114,590
Noncurrent assets
Property and equipment, net	34,407	32,296
Goodwill	15,222	23,112
Identifiable intangibles, net	47,491	48,985
Deposits and other assets	8,624	1,392
Deferred income taxes, net	—	9,326
Total noncurrent assets	105,744	115,111
Total assets	$203,902	$229,701
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$11,933	$7,167
Accrued expenses	3,383	4,084
Income taxes payable	403	184
Current contingent consideration	—	9,963
Other current liabilities	4,285	1,991
Current maturities of long-term debt	1,646	2,236
Total current liabilities	21,650	25,625
Noncurrent liabilities
Long-term debt, less current maturities	17,869	23,455
Other long-term liabilities	5,312	1,258
Deferred income taxes, net	3,214	3,132
Total noncurrent liabilities	26,395	27,845
Total liabilities	48,045	53,470
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
June 30, 2019 and one share issued and outstanding at December 31, 2018	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 46,752,755 shares issued and 46,669,918 shares outstanding at June 30, 2019 and 45,100,771 shares issued
and 45,072,463 shares outstanding at December 31, 2018	468	451
Additional paid-in capital	418,365	411,423
Accumulated other comprehensive loss	(81,008)	(84,030)
Retained deficit	(200,473)	(166,206)
Treasury stock, at cost; 82,837 shares at June 30, 2019 and 28,308 shares
at December 31, 2018	(646)	(337)
Total stockholders’ equity	136,706	161,301
Non-controlling interest	19,151	14,930
Total equity	155,857	176,231
Total liabilities and stockholders' equity	$203,902	$229,701

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(29,446)	$9,047
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,219	8,859
Impairment	7,919	—
Amortization of deferred loan cost	161	168
Share-based compensation	6,526	5,332
Provision for inventory obsolescence	(51)	858
Deferred income tax expense (benefit)	9,278	(2,185)
Gain on sale of property and equipment	(19)	(16)
Change in fair value of contingent consideration	37	(1,140)
Provision for doubtful accounts	1,462	—
Payment of contingent consideration	(3,042)	—
Changes in operating assets and liabilities:
Accounts receivable—trade	6,664	6,753
Inventories	(4,629)	391
Prepaid expenses and other assets	243	(2,066)
Accounts payable—trade	5,344	1,587
Accrued expenses	(749)	(1,284)
Other liabilities	(1,165)	284
Income taxes receivable/payable	2,320	(19,093)
Net cash provided by operating activities	6,072	7,495
Cash flows from investing activities
Purchases of property and equipment	(4,080)	(3,068)
Purchase and development of software and technology	(297)	(714)
Proceeds from sales of property and equipment	249	232
Net cash used in investing activities	(4,128)	(3,550)
Cash flows from financing activities
Equipment note borrowings	835	—
Payments on equipment note and finance leases	(4,130)	(846)
Promissory note borrowings	—	4,884
Payments on promissory note	—	(7,749)
Payments on revolver	(4,000)	—
Payment of contingent consideration	(6,958)	—
Proceeds from the exercise of options for common stock	—	802
Treasury shares withheld	(309)	—
Distribution to noncontrolling interest	(600)	—
Proceeds from the issuance of ESPP shares	677	—
Payment of deferred loan cost related to senior secured credit facility	(871)	—
Net cash used in financing activities	(15,356)	(2,909)
Effect of exchange rate changes on cash and cash equivalents	456	(1,368)
Net change in cash and cash equivalents	(12,956)	(332)
Cash and cash equivalents beginning of period	25,131	33,809
Cash and cash equivalents end of period	$12,175	$33,477
Supplemental cash flow information
Cash paid for income taxes (net of refunds)	$(68)	$20,830

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET (LOSS) INCOME AND ADJUSTED NET (LOSS) EARNINGS PER DILUTED SHARE

	Three Months Ended				Six Months Ended
	June 30, 2019		June 30, 2018		June 30, 2019		June 30, 2018
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(22,301)	$(0.48)	$(4,053)	$(0.09)	$(34,267)	$(0.74)	$6,925	$0.15
Adjustments
Impairment (a)	7,919	0.17	—	—	7,919	0.17	—	—
Realized and unrealized losses (gains) (b)	245	0.01	(88)	—	542	0.01	(298)	(0.01)
Change in fair value of contingent consideration (c)	—	—	213	—	37	—	(1,140)	(0.03)
Income tax impact from adjustments (d)	8,895	0.19	(29)	—	18,712	0.41	387	0.01
Adjusted net (loss) income attributable to NCS Multistage Holdings, Inc.	$(5,242)	$(0.11)	$(3,957)	$(0.09)	$(7,057)	$(0.15)	$5,874	$0.12

_____________________

(a)	Represents non-cash impairment charge for goodwill as the fair value was lower than the carrying value.
(b)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(c)

The change in 2019 represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019. The change in 2018 was due to the revaluation of the earn-out obligations associated with our acquisitions.

(d)	Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net (loss) income	$(19,568)	$(2,818)	$(29,446)	$9,047
Income tax expense (benefit)	2,022	(1,019)	11,596	(74)
Interest expense, net	556	608	1,073	1,065
Depreciation	1,495	1,156	2,921	2,255
Amortization	1,137	3,283	2,298	6,604
EBITDA	(14,358)	1,210	(11,558)	18,897
Impairment (a)	7,919	—	7,919	—
Share-based compensation (b)	3,314	2,958	6,282	5,332
Professional fees (c)	1,577	866	2,377	762
Unrealized foreign currency loss (d)	176	6	250	1,657
Realized foreign currency loss (gain) (e)	74	(112)	297	(1,946)
Change in fair value of contingent consideration (f)	—	213	37	(1,140)
Other (g)	268	189	645	430
Adjusted EBITDA	$(1,030)	$5,330	$6,249	$23,992
Adjusted EBITDA Margin	(3)%	12%	7%	21%
Adjusted EBITDA Less Share-Based Compensation	$(4,344)	$2,372	$(33)	$18,660

_____________________

(a)	Represents non-cash impairment charge for goodwill as the fair value was lower than the carrying value.
(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services incurred in connection with our financings, legal proceedings and the evaluation of potential acquisitions.
(d)	Represents unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(e)	Represents realized foreign currency translation gains and losses due to movement in the foreign currency exchange rates between the periods.
(f)

The change in 2019 represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019. The change in 2018 was due to the revaluation of the earn-out obligations associated with our acquisitions.

(g)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUE BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
United States
Product sales	$21,069	$16,309	$40,633	$29,886
Services	5,674	11,396	11,455	19,819
Total United States	26,743	27,705	52,088	49,705
Canada
Product sales	8,801	10,740	25,422	46,438
Services	2,705	3,132	11,080	14,609
Total Canada	11,506	13,872	36,502	61,047
Other Countries
Product sales	75	724	1,122	1,557
Services	1,444	1,097	2,906	1,775
Total Other Countries	1,519	1,821	4,028	3,332
Total
Product sales	29,945	27,773	67,177	77,881
Services	9,823	15,625	25,441	36,203
Total	$39,768	$43,398	$92,618	$114,084